Exhibit (d)(3)

AMENDMENT NO. 1 TO CONFIDENTIALITY AGREEMENT

BETWEEN RELYPSA, INC. AND VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

THIS AMENDMENT NO. 1 TO THE CONFIDENTIALITY AGREEMENT (“Amendment No. 1”) is made and entered into effective as of May 6, 2015 (the “Amendment No. 1 Effective Date”) by and between RELYPSA, INC., a Delaware corporation, located at 100 Cardinal Way, Redwood City, California 94063 (“Relypsa”) and VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD., Rechenstrasse 37, 9001 St. Gallen, Switzerland (“Vifor”).

WHEREAS, Relypsa and Vifor entered into that certain Confidentiality Agreement effective as of May 6, 2014 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement to implement certain updates to Section 10 of the Agreement, all as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	AMENDMENT OF THE AGREEMENT

The parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment No. 1 Effective Date. Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meanings as such terms have in the Agreement.

1.1	Amendment of Section 10. The first sentence in Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall remain in force for a period of three (3) years from the Effective Date.”

2.	MISCELLANEOUS

2.1 Full Force and Effect. This Amendment No. 1 amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. To the extent that the Agreement is explicitly amended by this Amendment No. 1, the terms of this Amendment No. 1 will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect.

2.2 Further Actions. Each party shall execute, acknowledge and deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment No. 1.

2.3 Counterparts. This Amendment No. 1 may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation, which may result from the electronic transmission, storage and printing of copies of this Amendment No. 1 from separate computers or printers. Facsimile signatures shall be treated as original signatures.

1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the Amendment No. 1 Effective Date.

VIFOR FRESENIUS MEDICAL CARE		RELYPSA, INC.
RENAL PHARMA LTD.

Signature:	/s/ Stefan Schulze	Signature:	/s/ Camille Landis

Date:	Stefan Schulze	Print Name:	Camille Landis

Title:	CBO	Title:	VP, Cap Devl

Date:	May 20, 2015	Date:	May 20, 2015

2.